Exhibit 4.4

EARTHLINK, INC. STOCK OPTION PLAN
FOR INDUCEMENT AWARDS RELATING TO THE
ACQUISITION OF NEW EDGE HOLDING COMPANY

Stock Option Agreement

Grant of Stock Option. Effective                                , 200      (the “Date of Grant”), EarthLink granted to                                 this Option to purchase from EarthLink all or any part of an aggregate of                   shares of Stock pursuant to the EarthLink, Inc. Stock Option Plan for Inducement Awards Relating to the Acquisition of New Edge Holding Company (the “Plan”), a copy of which is attached hereto. The Option is subject to the terms and conditions set forth herein and in the Plan. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

Option Exercise Price. The purchase price per share of Stock subject to the Option is $          per share, which is the Fair Market Value of a share of Stock on the Date of Grant.

Exercise of Option. This Option shall become exercisable at the time or times set forth in the Plan. This Option may be exercised by delivering written notice of exercise to the attention of EarthLink’s Secretary or his designee at EarthLink’s principal office located at 1375 Peachtree Street, Level A, Atlanta, Georgia 30309. The exercise date shall be (i) in the case of notice by mail, the date of postmark, or (ii) if delivered in person, the date of delivery. Such notice shall be accompanied by payment of the Option price in full, in such form of payment authorized in the Plan. The Optionee shall be responsible for satisfying any applicable income and employment tax withholding obligations with respect to exercise of the Option.

Nontransferability. This Option is nonassignable and nontransferable, except by will or by the laws of descent and distribution.

Shareholder Rights. The Optionee shall not have any rights as a shareholder with respect to shares of Stock subject to this Option until the issuance to the Optionee of the certificates representing the shares of Stock for which the Option is exercised.

IN WITNESS WHEREOF, EarthLink has caused this Option Agreement to be signed by a duly authorized officer, and the Optionee has affixed his signature hereto.

EARTHLINK, INC.

By:
Title:

OPTIONEE:

[Optionee’s Name]